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PRESS RELEASE

FOR IMMEDIATE RELEASE


      IPC HOLDINGS ANNOUNCES RETIREMENT OF CHAIRMAN AND OTHER BOARD CHANGES

PEMBROKE, BERMUDA, December 15, 2005. IPC Holdings, Ltd. (NASDAQ: IPCR) today announced the retirement of the Chairman of the Board of Directors, Joseph C. H. Johnson, effective December 31, 2005. Mr. Johnson will also be retiring from the Board of Directors of IPCRe Limited effective December 31, 2005. At a meeting of the Board of Directors held on December 12, 2005, the directors unanimously elected Frank Mutch to serve as Chairman of the Board and also unanimously elected S. George Cubbon as a Director of the Company. Both appointments are effective January 1, 2006 and Mr. Mutch and Mr. Cubbon will serve in their capacities until the next Annual General Meeting of Shareholders to be held in 2006. Frank Mutch has served as a Director of the Company since 1996 and has been Chairman of the Audit Committee of the Board of Directors since 2000. George Cubbon is presently the President and Chief Executive Officer of American International Company, Ltd. in Bermuda and brings to the Board twenty-five years of insurance experience. He also served as Vice President, Finance of IPC Holdings, Ltd. and IPCRe Limited from those companies' formation in 1993 until July 1996.

Jim Bryce, President and Chief Executive Officer of IPC Holdings, stated: "Joe's wisdom, counsel, and experience will be missed, but not forgotten. He has left a solid foundation on which we can grow. Frank and George bring a wealth of experience, which will surely assist us in directing the company to new heights in retaining ourselves as a market leader in catastrophe reinsurance. "

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:   JIM BRYCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OR
           JOHN WEALE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

            TELEPHONE:  441-298-5100